Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

February 19, 2008

GOLF TRUST OF AMERICA, INC. ANNOUNCES FAVORABLE DECISION FOR
CONTINUED LISTING ON THE AMERICAN STOCK EXCHANGE

CHARLESTON, SC, February 19, 2008 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that the Company has received correspondence from the American Stock Exchange confirming the decision of the Listing Qualifications Department that information recently submitted by the Company allows it to remain in compliance with the continued listing standards pursuant to Section 1003 of the Amex Company Guide.

“We are gratified by this outcome”, said Mike Pearce, Chairman and Chief Executive Officer, “and appreciate having had the opportunity to share information with Amex staff regarding the Company’s operations”.

Previously, the Company filed a Form 8-K on December 20, 2007 disclosing the initial Amex staff determination regarding its intention to delist the Company as part of Amex’s notice to the Company of its failure to satisfy a continued listing rule or standard. At that time, the Company disclosed its intent to appeal the contemplated delisting within the prescribed guidelines.

Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.